Exhibit 99.1

Company/Investor Contact:
Dianne Will	Mark Collinson
Hemispherx Biopharma, Inc.	CCG Investor Relations
518-398-6222	310-477-9800
ir@hemispherx.net

Hemispherx Biopharma Announces $16 Million Public Equity Offering

PHILADELPHIA, PA-May 19, 2009:  Hemispherx Biopharma (NYSE AMEX: HEB) announced today that it has agreed to sell up to $16 million in common stock and warrants in a registered offering to two institutional investors.  The investors will purchase for $16 million cash, 11,906,976 common shares of its stock at $1.34375 per share.

Investors will also receive warrants to purchase 4,167,442 shares of Hemispherx Biopharma, Inc.'s common stock.  The warrants have an exercise price of $1.31 per share and are exercisable at any time after the closing of the transaction and before the fifth anniversary of such initial issuance date.
The closing of the offering is expected to take place subject to the satisfaction of customary closing conditions, including the approval of an application for the listing of additional shares by the NYSE Amex exchange. Hemispherx Biopharma, Inc. plans to use the net proceeds from the offering to fund commercialization of Alferon N and for other research and development and general corporate purposes.
Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM:RODM), acted as the exclusive placement agent for this transaction.

A shelf registration statement relating to the Common Stock and warrants to be issued in the offering, and to the common stock underlying the warrants, has been filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained directly from Hemispherx Biopharma, 1617 JFK Boulevard, Philadelphia, PA 19103. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock or associated warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is a specialty pharma company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx's flagship products include Alferon N Injection® (FDA approved for a category of sexually transmitted diseases) and the experimental therapeutics, Ampligen® and Oragens. Ampligen® and Oragens represent experimental RNA nucleic acids being developed for globally important debilitating diseases and disorders of the immune system. Hemispherx's platform technology includes large and small agent components for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has in excess of 50 issued patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®). The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit www.hemispherx.net.

Information contained in this news release other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, change in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company's filings with the Securities and Exchange Commission. Any specifically referenced investigational drugs and associated technologies of the Company (including Ampligen®, Alferon LDO and Oragens) are experimental in nature and as such are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders. The forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Clinical trials for other potential indications of the approved biologic Alferon N Injection® do not imply that the product will ever be specifically approved commercially for these other treatment indications; similarly, the completion of the NDA filing process with Ampligen® does not imply that the product will ever be approved commercially.

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